Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into this 21st day of November, 2022, with an effective date of the 3rd day of April, 2023 (hereinafter referred to as the “Effective Date”), by and between WILSON BANK & TRUST, a Tennessee banking corporation (hereinafter referred to as “Company”), and GARY WHITAKER (hereinafter referred to as “Independent Contractor” and, together with the Company, as the “Parties”).

RECITALS

WHEREAS, Company is financial institution headquartered at 623 West Main Street, Lebanon, Tennessee engaged in the banking, mortgage and financial services business (hereinafter referred to as the “Business”);

WHEREAS, Company desires to contract Independent Contractor to perform certain services for Company in connection with the Business (hereinafter collectively referred to as the “Services”) upon the terms and subject to the conditions set forth below and Independent Contractor acknowledges and agrees that Company would not contract Independent Contractor but for Independent Contractor’s agreement to enter this Agreement;

WHEREAS, Independent Contractor acknowledges and agrees that, by virtue of Independent Contractor performing the Services, Independent Contractor will have unique direct access to certain confidential information and trade secrets of Company and certain confidential information regarding Company’s customers (hereinafter collectively referred to as “Company’s Customers”);

WHEREAS, Independent Contractor acknowledges and agrees that, because of the Independent Contractor’s unique direct access to certain confidential information and trade secrets of Company and certain confidential information regarding Company’s Customers, this Agreement is manifestly reasonable upon its face, and its terms and conditions are reasonable as to time period and geographic scope, and are no greater than is reasonably necessary for the protection of Company; and

WHEREAS, the Parties desire to memorialize their agreement with respect to the terms and conditions of Independent Contractor’s contract to perform the Services.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

SECTION 1

SERVICES

1.1             Contract and Acceptance.  Company hereby contracts Independent Contractor to perform the Services and Independent Contractor hereby accepts such contract and agrees to perform the Services beginning on the Effective Date upon the terms and subject to the conditions of this Agreement, which Services shall, in part, consist of providing general support and consulting services to the Company in the area of commercial loan development, including, but not limited to, the following:

(a)        Assisting the Company with the development of new commercial loan products and services;

(b)        Providing expertise to Company in the structuring and securing of commercial loans;

(c)        Providing support to Company loan officers in the development of and closing of commercial loans, including, but not limited to, assisting the Company with establishing new customer relationships and assisting the Company with maintaining and growing current customer relationships;

(d)       Participating in meetings, phone calls and videoconferences with Company management and loan officers in connection with commercial loan development as reasonably requested by Company; and

(e)        Performance of other duties for Company in connection with commercial loan development as reasonably requested by Company.

Services will also include any other tasks which the Parties may agree that Independent Contractor shall perform and Independent Contractor hereby agrees to perform such services to Company.  Notwithstanding any other provision in this Agreement, Independent Contractor acknowledges and agrees that he shall not perform the Services for more than Eight (8) hours in any calendar week during the term of the Agreement without the prior approval by the Company in writing.  Independent Contractor shall hold the title of Executive Vice President during the term of this Agreement.

1.2             Duties and Obligations of Independent Contractor.  In addition to the duties listed in Sections 1.1 and 1.5 of this Agreement, Independent Contractor agrees to abide by and follow all laws, statues, ordinances, rules or regulations governing or pertaining to Company and the Business.

1.3             Duties and Obligations of Company.  Company agrees to not impose duties or constraints that would require Independent Contractor to violate any law, statute, ordinance, rule or regulation now or hereafter in effect.

1.4             Nondiscrimination.  Independent Contractor shall, during the term of this Agreement, provide prompt and professional attention to all Company’s employees and Company’s Customers irrespective of age, race, religion, color, disability or national origin.

1.5             Best Efforts.  During the term of this Agreement, Independent Contractor will do as follows:

(a)     Faithfully, diligently and to the best of his ability, experience and talent perform all acts and duties in connection with the express and implicit terms of this Agreement;

(b)     Devote his time, attention and best efforts to the performance of the Services; and

(c)    Conduct himself in a respectful manner and be courteous and respectful to Company's Customers and the officers, directors, stockholders, members, partners, attorneys, agents, servants, representatives, employees, heirs, successors, executors, administrators, and/or assigns of Company and       Company's Customers while performing all acts and duties in connection with the express and implicit terms of this Agreement.

1.6           Indemnity.  Independent Contractor agrees to defend, indemnify and hold harmless Company from any and all liability for any reason as a result of injury to person(s), or damages or loss to property arising from and/or relating to the actions and/or omissions of Independent Contractor, including, but not limited to, any and all liability for any reason as a result of injury to person(s) or damages or loss of property arising from and/or relating to the Services.  This indemnification will survive the expiration or earlier termination of this Agreement.

SECTION 2

CONSULTING PAYMENTS

2.1             Consulting Payments.

(a)     Guaranteed Consulting Payments.  During the term of this Agreement and subject to any reasonable dispute by Company, Independent Contractor shall receive a monthly payment in an amount equal to Six Thousand Five Hundred and No/100 Dollars ($6,500.00) for each month that he performs the Services plus an additional monthly vehicle allowance payment of Two Hundred and No/100 Dollars ($200.00) for each month that he performs the Services and all such payments shall be made in arrears (hereinafter collectively referred to as the "Guaranteed Consulting Payments").  In the event of a termination of the Agreement prior to the end of the term of the Agreement, Guaranteed Consulting Payments for partial months shall be prorated based on date of termination.

(b)      Non-Guaranteed Consulting Payments.

i.       During the term of this Agreement and subject to any reasonable dispute by Company, Independent Contractor shall receive payment in an amount equal to (1) .20 bps of any loan origination fee collected by the Company as a result of a new customer relationship established by Independent Contractor as determined in the Company's sole and reasonable discretion (hereinafter collectively referred to as "Non-Guaranteed Loan Payments").  Independent Contractor shall not be entitled to any Non-Guaranteed Loan Payments for (1) loan origination fees collected by the Company after the expiration or earlier termination of this Agreement or (2) loans closed after the expiration or earlier termination of this Agreement; provided that Independent Contractor will be entitled to Non-Guaranteed Loan Payments based on any loan origination fees collected by the Bank prior to the expiration or earlier termination of this Agreement.

ii.       During the term of this Agreement and subject to any reasonable dispute by Company, Independent Contractor shall be entitled to receive payment, if earned, in an amount equal to the ROA bonus paid by the Wilson Bank Holding Company Board of Directors to Company employees plus 3.50% based on the total amount of Guaranteed Consulting Payments and Non-Guaranteed Loan Payments actually paid to Independent Contractor during the calendar year in which such ROA bonus arose (hereinafter referred to as the "Non-Guaranteed ROA Payments" and, collectively with the Non-Guaranteed Loan Payments, the "Non-Guaranteed Consulting Payments").  In the event that an ROA bonus is paid by Wilson Bank Holding Company Board of Directors to Company employees after the expiration or earlier termination of this Agreement, but arising from a calendar year in which Independent Contractor had performed the Services, then Independent Contractor shall receive a Non-Guaranteed ROA Payment, if earned, calculated on the Guaranteed Consulting Payments and Non-Guaranteed Loan Payments actually paid to Independent Contractor during such calendar year.

Other than the Guaranteed Consulting Payments and, if earned, the Non-Guaranteed Consulting Payments, no other payment shall be made by Company to Independent Contractor except as otherwise approved in writing by Company.

The Guaranteed Consulting Payments and, if earned, the Non-Guaranteed Consulting Payments shall not be construed as giving the Independent Contractor the right to be retained as an independent contractor of the Company for any guaranteed period of time, and the Company may at any time terminate this Agreement for any reason or no reason.

2.2             Payments.  All Guaranteed Consulting Payments and, if earned, Non-Guaranteed Consulting Payments paid by Company to Independent Contractor pursuant to this Agreement shall be paid in arrears on a monthly basis during the term of this Agreement.  Upon the expiration or earlier termination of this Agreement, Independent Contractor shall receive any Guaranteed Consulting Payments and, if earned, Non-Guaranteed Consulting Payments that are then due from Company after Company makes any deductions that are allowed under this Agreement.  In the event all liability of Independent Contractor pursuant to this Agreement exceeds all Guaranteed Consulting Payments and, if earned, Non-Guaranteed Consulting Payments due to Independent Contractor under this Agreement at the time this Agreement expires or earlier terminates, Independent Contractor shall make payment to Company within thirty (30) days of the expiration or earlier termination of this Agreement in an amount equal to all amounts for which Independent Contractor is liable to Company pursuant to this Agreement.

2.3             Taxes.  Independent Contractor is classified as a contract laborer under the U.S. Tax Codes and all income from Company to Independent Contractor shall be reported on a Form 1099.  Independent Contractor recognizes and understands that he will receive an IRS 1099 statement and related tax statements, and will be required to file corporate and/or individual tax returns and to pay taxes in accordance with all provisions of applicable federal and state law and is responsible for consulting with his own tax advisor on the effect of the 1099 (hereinafter referred to as the “Tax Liability”).  Independent Contractor hereby promises and agrees to indemnify Company for any damages or expenses, including attorney’s fees, court costs, and other legal expenses, incurred by Company as a result of Independent Contractor’s failure to make payments for Tax Liability.

2.4             Independent Contractor Not An Employee.  Independent Contractor acknowledges and agrees that he is not an employee of Company and has no claim under this Agreement for any employee benefits except for health insurance for Independent Contractor and his spouse, which health insurance Company agrees to provide at the same levels that Company provides health insurance to other retired executives of the Company and the value of which health insurance benefits received Independent Contractor agrees will be reflected on a Form 1099 as described in Section 2.3 of this Agreement.  Company does not provide any of the following benefits to Independent Contractor:  life insurance, vacation, sick leave, social security, worker’s compensation, unemployment, disability or retirement benefits.

Independent Contractor acknowledges and agrees that Company shall neither have nor exercise any control or direction over the methods or manner by which Independent Contractor performs the Services, Company shall not set nor have the right to set the specific working hours of Independent Contractor, and Independent Contractor shall not be subject to any policies or procedures applicable to Company, except those required for Company to be in compliance with governmental laws and regulations and those determined by Company to be required to ensure the safety and well-being of the Company’s employees and Company’s Customers.  Notwithstanding the preceding sentence, Independent Contractor shall notify Company of any time periods during the term of the Agreement that he is not available to perform the Services.

Independent Contractor acknowledges and agrees that the independent contractor status of Independent Contractor is based on the fact that Independent Contractor will generally have discretion over such matters as the manner in which Independent Contractor will perform the Services, the hours of the day and the days of the week when Independent Contractor will perform the Services, the approaches and techniques Independent Contractor will use to perform the Services.  Company will, however, maintain discretion and control over the results of the Services performed by Independent Contractor.

SECTION 3

TERM AND TERMINATION

3.1             Effective Date.  This Agreement shall be effective on the Effective Date and shall continue for One (1) year unless earlier terminated as set forth below.

3.2             Termination.  This Agreement will terminate upon the earliest to occur of any of the following, even if the occurring prior to the Effective Date:

(a)     Upon Thirty (30) days written notice by Independent Contractor unless a shorter time period is desired by Company, in its sole discretion;

(b)     Upon Thirty (30) days written notice, with or without cause, by Company;

(c)     Without prior written notice, upon the death of Independent Contractor;

(d)     Without prior written notice, upon Company becoming insolvent, or filing for relief under any federal bankruptcy or state insolvency law or a receiver, trustee or similar person is appointed to oversee Company's business or affairs;

(e)     Without prior written notice, upon Company's dissolution and liquidation;

(f)     Without prior written notice, if Independent Contractor fails to abide by and follow all laws, statues, ordinances, rules or regulations governing or pertaining to Company, the Business and/or the Independent Contractor's profession or otherwise engages in conduct that is considered by Company, in its sold discretion, to be unethical, unprofessional, fraudulent, unlawful or adverse to Company's interest, reputation or business;

(g)     Without prior written notice, if Independent Contractor is convicted of a felony; and/or

(h)     The Parties enter into a written agreement terminating this Agreement.

Notwithstanding any provision in the Agreement to the contrary, the Agreement shall not be construed as giving the Independent Contractor the right to be retained as an independent contractor of the Company for any guaranteed period of time, and the Company may at any time terminate this Agreement for any reason or no reason.

3.3             Work Product Ownership.  Any copyrightable works, ideas, discoveries, inventions, patents, products, software or other information designed and/or developed, in whole or in part, by Independent Contractor in connection with the Services shall be the exclusive property of Company (hereinafter collectively referred to as the “Work Product”).  Upon request, Independent Contractor shall sign all documents necessary to confirm and/or perfect the exclusive ownership of Company in the Work Product.

3.4             Equipment, Machines, and Furniture.  Company agrees to provide Independent Contractor with a cell phone issued by and owned by the Company.  Upon the termination of this Agreement, all equipment, machines and/or furniture belonging to Company prior to the Effective Date of this Agreement or acquired by Company after the Effective Date of this Agreement shall remain personal property of Company, and all equipment, machines and/or furniture belonging to Independent Contractor after the Effective Date of the Agreement shall remain personal property of the Independent Contractor.  Notwithstanding the preceding sentence, Independent Contract shall return any personal property of Company upon Company’s request at any time.

3.5             Insurance.  Independent Contractor agrees to maintain at least the following insurance coverage and limits, at Independent  Contractor’s expense, with an insurance company rated by A.M. Best Company at A- or better:

i.	Commercial General Liability coverage in standard form on an occurrence basis covering your operations with minimum limits of :

$4,000,000 General Aggregate

$2,000,000 Products/Completed Operations Aggregate, if appropriate

$2,000,000 Personal and Advertising Injury

$2,000,000 Each Occurrence

ii.

Comprehensive automobile liability insurance covering all of Independent Contractor’s owned, hired, and non-owned vehicles, with minimum limits of $2,000,000 combined single limit per occurrence for bodily injury and property damage liability;

iii.	Comprehensive Cyber Security and Liability coverage to be approved in writing by Company; and

iv.	All your above-required insurance policies and any excess or umbrella coverages related to these policies that you have obtained for your operations will:
a.	provide for written notice to Company prior to cancellation or non-renewal of the coverage, per the terms of the policies;
b.	be endorsed to waive any and all rights of subrogation against Company;
c.	name Company as an additional insured with same limits for coverage as Independent Contractor has obtained; and
d.	be primary insurance and not excess over or contributory with any other valid, existing and applicable insurance carried by Company;

Independent Contractor shall submit certificates of insurance to Company properly evidencing all insurance required above within Ten (10) days of the Effective Date.  Company agrees to reimburse Independent Contractor for the insurance premiums paid by Independent Contractor during the term of the Agreement for the insurance coverages required by Section 3.5 of this Agreement; provided that Independent Contractor agrees to refund to Company the prorated amount of any such reimbursement upon the termination of this Agreement by either Company or Independent Contractor based on the policy period remaining for such insurance coverages at the time such termination.  For instance, if Company reimburses Independent Contractor the amount of $1200 for an insurance coverage premium covering a policy period of one year and the Agreement is terminated six months into the one-year policy period, then Independent Contractor would owe Company a refund of $600.00 ($100.00 for each month remaining in the policy period after the date of the termination of the Agreement).

SECTION 4

CONFIDENTIALITY

4.1             Factual Understanding.   During the term of this Agreement, Independent Contractor acknowledges that Independent Contractor will have access to certain confidential information and trade secrets of Company and certain confidential information regarding Company’s Customers, including, but not limited to, customer personal data, customer financial data, Work Product, business management documents, forms, policies or procedures, business or management methods, marketing data, financial data, fee schedules, vendor data, investor lists, customer lists, trade secrets, training modules, research or marketing test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, credit agreements, invoices, contracts, sales and profit data, corporate finances and earnings information, products or services under development, business systems, practices, and plans, database templates, characteristics and agreements, financial information and projections, banking software platforms or other software, used or acquired by the Company in the course of its trade or business, whether or not invented, improved, or created by the Company or Independent Contractor, and any transaction or document executed by the Parties pursuant to this Agreement or otherwise (hereinafter collectively referred to as the “Confidential Information”).

4.2           Confidentiality Agreement.  During the term of this Agreement, Independent Contractor shall not disclose the Confidential Information to any other person or entity and shall not use the Confidential Information except as necessary in performing the Services and, in the event of the expiration or earlier termination of this Agreement, Independent Contractor shall not disclose the Confidential Information to any other person or entity.

4.3             Acknowledgement.  Independent Contractor acknowledges the following:

(a)	He will be making use of, acquiring, or contributing to the development of valuable Confidential Information of a special and unique nature relating to the business of Company and its affiliates; and

(b)

The Confidential Information is extremely valuable and an important asset of Company and its affiliates, as the case may be, and that the unauthorized use or disclosure of or communication to any person or entity, either directly or indirectly, orally or in writing, or under any circumstances, any Confidential Information disclosed to him or obtained by him during the term of this Agreement shall be prohibited.

4.4             Customer Records.  Independent Contractor shall treat all records of Company (including, without limitation, any data or information pertaining to identification obtained from Company’s Customers) as confidential and shall not use or disclose the information contained in such records.  All records of Company’s Customers shall be the exclusive property of Company.  The covenants contained in Section 4.4 of this Agreement shall survive the expiration or earlier termination for any reason of this Agreement.

4.5             Nondisclosure. Except as required by his duties to Company or unless Independent Contractor shall first secure Company’s written consent, Independent Contractor agrees that he shall not, during the term of this Agreement or at any time thereafter utilize, disseminate, disclose or communicate to any person or entity, either directly or indirectly, orally or in writing, or under any circumstances, any Confidential Information disclosed to him or obtained by him during the term of this Agreement.  Independent Contractor shall immediately notify Company of any unauthorized disclosure or use of any Confidential Information of which Independent Contractor becomes aware.  Independent Contractor shall assist Company, to the extent necessary, in the procurement or any protection of Company’s rights to or in any of the Confidential Information.

4.6             Adequate Protection.  Independent Contractor agrees that he will undertake all necessary and appropriate steps to ensure that the Confidential Information disclosed will be kept confidential.

4.7             Return of Information.  Upon the expiration or earlier termination of this Agreement, Independent Contractor shall deliver to Company all Confidential Information together with any and all documents, records, data compilations, software files, and similar repositories containing Confidential Information provided and furnished by Company to the Independent Contractor during the course of this Agreement then in his possession or under his control.  Independent Contractor agrees not to make or retain copies or extracts from any such document, record or data compilation.

4.8             Enforcement by Injunction.

(a)        Independent Contractor acknowledges and agrees that Independent Contractor’s experience and capabilities are such that Independent Contractor can obtain employment that will not cause Independent Contractor to violate the terms and conditions of Section 4 of this Agreement and the enforcement of a remedy for Company by way of injunction will not prevent Independent Contractor from earning a livelihood.

(b)        Independent Contractor acknowledges and agrees that any breach of Section 4 of this Agreement will result in irreparable injury to Company, that a remedy at law for any breach or threatened breach of any provision of Section 4 of this Agreement will be inadequate and that, in the event of any such breach, Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course, including, but not limited to, an injunction restraining Independent Contractor and any other person or entity acting in concert with Independent Contractor from continuance of any act in violation of the terms and conditions of Section 4 of this Agreement, and to permanent injunctive relief without the necessity of proving actual damages or securing or posting any bond.

SECTION 5

[Intentionally omitted].

SECTION 6

[Intentionally omitted].

SECTION 7

NON-DISPARAGEMENT

7.1             Non-disparagement.  Neither Company nor Independent Contractor shall make, publish, or communicate to any person or entity or in any public forum any comment or statement (written, oral or otherwise) that disparages the other or the other's employees, directors or officers.

7.2             Consideration. The consideration in support of the restrictions contained in Section 7 of this Agreement has been separately bargained for and included in the total compensation paid to the Independent Contractor.

SECTION 8

MISCELLANEOUS

8.1             Expenses. Each Party shall bear it or his own expenses incurred in connection with the negotiation and consummation of the transactions contemplated under this Agreement.

8.2            Notice.  Any notice to be given pursuant to this Agreement shall be in writing and shall be either hand delivered or sent by first class, certified mail, return receipt requested, with postage prepaid to the address set forth below, or to such other address as either Party may from time-to-time designate by notice given as provided by Section 8.2 of this Agreement:

If to Company:                                          If to Independent Contractor:

                                                                                                                                                                                                                            Wilson Bank & Trust                                Gary Whitaker

                                                                                                                                                                                                                            ATTN: Human Resources                         505 Gilmore Hill Road

                                                                                                                                                                                                                            P.O. Box 768                                             Lebanon, TN  37087

                                                                                                                                                                                                                            Lebanon, TN  37088

                Notice hereunder shall be deemed to have been received by the person to who addressed at the time it is personally delivered or forty-eight (48) hours after it is deposited in the United States mail as specified above.

8.3             Binding Effect.  This Agreement shall be binding upon and insure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns.

8.4             Assignment and Encumbrances.  This Agreement may be assigned at the sole discretion of Company, subject to the rights and obligations herein.  Independent Contractor may not assign, pledge or encumber any of his rights and obligations under this Agreement.

8.5            Entire Agreement. This Agreement represents the entire agreement of the Parties concerning Independent Contractor’s engagement to perform the Services.  Notwithstanding the preceding sentence, the Parties hereby acknowledge and agree that the Agreement does not supersede the “Restrictive Covenants” as defined in Section 16 of that certain Wilson Bank Holding Company Non-Qualified Stock Option Agreement entered by Wilson Bank Holding Company and Gary Whitaker on February 25, 2022 (hereinafter referred to as the “Option Agreement”), which Restrictive Covenants the Parties hereby acknowledge and agree shall remain in effect pursuant to the terms of the Option Agreement and not be affected by this Agreement.

8.6             Severability of Provisions Any provision of this Agreement which is determined to be invalid, or unenforceable shall not affect the remainder of this Agreement, which shall remain in effect, unless the removal of the invalid or unenforceable provision would substantially defeat the basic intent, purpose and spirit of this Agreement.

8.7             No Third Party Beneficiary. The Parties do not intend to confer any benefits under this Agreement on any other person or entity.

8.8            Extension, Modification and Waivers.  This Agreement may be modified or amended only by the written agreement of the Parties.  No waiver of any breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same provision.  No extension of the time for performance of any obligation or other act shall be deemed to be an extension of the time for the performance of any obligation or their act shall be deemed to be an extension of the time for the performance of any other obligation or any other act.  No breach shall excuse the performance of the Independent Contractor under Sections 4 and 7 of this Agreement.

8.9            Governing Law. This Agreement shall be governed by and construed pursuant to the laws of the State of Tennessee.  The Independent Contractor and the Company shall submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Middle District of Tennessee or the Chancery Court for Wilson County, Tennessee in any litigation arising out of this Agreement. The Independent Contractor hereby expressly waives the Independent Contractor’s right to a jury trial in any court proceeding arising out of or relating to this Agreement.

8.10           Survival of Terms.  The expiration or earlier termination of this Agreement for any reason shall not release any of the Parties from any liability or obligation described in this Agreement which has been expressly agreed to survive any such expiration or earlier termination, or remains to be performed, or by its nature would be intended to be applicable following any such expiration or earlier termination.

8.11           Number and Gender. Where appropriate, references to the masculine, feminine or neuter gender shall also mean all or any of the other genders, and single or plural references shall also mean the plural or singular.

8.12          Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

WILSON BANK & TRUST                                                                                 Independent Contractor

By: /s/ John C. McDearman III                                                                              By:    /s/ Gary Whitaker

Its: Chief Executive Officer                                                                                    Gary Whitaker